EXHIBIT a.4

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MILLENNIUM INDIA ACQUlSITlON COMPANY INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Millennium India Acquisition Company Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as previously amended, is hereby amended by deleting paragraph (a) of Article FOURTH thereof in its entirety and inserting the following in lieu thereof:

“FOURTH: (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 12,005,000, of which:

(i) 12,000,000 shares shall be Common Stock, par value $0.0001 per share; and

(ii) 5,000 shares shall be Preferred Stock, par value $0.0001 per share."

SECOND: The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be executed this 24th day of February, 2014.

MILLENNIUM INDIA ACQUlSITION COMPANY INC.

By:   /s/ David H. Lesser
     Name: David H. Lesser
     Title:   Chairman, CEO, Secretary and Treasurer